Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-228524) on Form S-8 of Capital Bancorp, Inc. of our report dated March 15, 2023 relating to the consolidated financial statements of Capital Bancorp, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 15, 2023